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EXHIBIT 11

STATEMENT  RE:  COMPUTATION OF EARNINGS PER SHARE
($000's omitted, except for per share data)


                                                               Three Months Ended            Nine Months Ended
                                                                  September 30,                September 30,
                                                              1995           1994            1995        1994
                                                             -------        -------         -------     -------
                                                                (000's omitted except for per share data)
Average shares outstanding                                    11,161          8,044          11,151       8,004

Net effect of dilutive stock options
  based on the treasury stock method
  using average market price                                      95            179             108         186
                                                             -------        -------         -------     -------

                                  TOTALS                      11,256          8,223          11,259       8,190
                                                             =======        =======         =======     =======


                              NET INCOME                     $ 7,840        $10,284         $ 9,943     $13,552
                                                             =======        =======         =======     =======

                    NET INCOME PER SHARE                     $   .70        $  1.25         $   .88     $  1.65
                                                             =======        =======         =======     =======





Note: Fully diluted calculation is not presented because dilution is less than 3%.





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